UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2004

TEKELEC

(Exact name of registrant as specified in its charter)

California	0-15135	95-2746131

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26580 W. Agoura Road, Calabasas, California	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 880-5656

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events	1
Item 9.01 Financial Statements and Exhibits	2
Exhibit 2.1
Exhibit 2.2
Exhibit 99.1

i

Item 8.01 Other Events

     On October 14, 2004, Tekelec, a California corporation (“Tekelec”), completed the acquisition of all of the outstanding shares of capital stock of privately held Steleus Group Inc., a New York corporation (“Steleus”). The acquisition was accomplished by means of a triangular merger of a new wholly owned subsidiary of Tekelec (Buckdanger Inc.) with and into Steleus (the “Acquisition”). As a result of the Acquisition, Steleus is the surviving corporation and a wholly owned subsidiary of Tekelec.

     The Acquisition was consummated pursuant to the terms of an Agreement and Plan of Merger dated as of August 19, 2004, among Tekelec, Steleus, Buckdanger Inc., a New York corporation (“Buckdanger”), and the preferred stockholders of Steleus, as amended by an Amendment thereto dated as of October 1, 2004 (as amended, the “Merger Agreement”).

     Tekelec paid to the preferred stockholders of Steleus, in exchange for their interests in Steleus, cash consideration in the total amount of $53,600,000, of which (i) $1,000,000 was retained by Tekelec as a “holdback” pending the determination of any required purchase price reduction under the terms of the Merger Agreement and (ii) $8,550,000 was placed into escrow with U.S. Bank National Association for the satisfaction of any indemnification claims made by Tekelec under the Merger Agreement on or before November 13, 2005.

     Under the terms of the Merger Agreement, if the “net working capital” of Steleus as of the date of the Acquisition, as determined in accordance with the Merger Agreement, is less than such net working capital as of March 31, 2004, then the total cash merger consideration will be reduced by the amount of such shortfall. Any such reduction shall be retained from the holdback amount and, to the extent any such adjustment exceeds the holdback amount, will be paid to Tekelec from the funds in escrow.

     In connection with the Acquisition, seven officers and key employees of Steleus and its affiliates are being paid cash retention bonuses in the aggregate amount of $1,700,000. On the date of the Acquisition, such officers and key employees were also granted, pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), employment inducement restricted stock units (“RSUs”) representing the right to receive a total of 98,510 shares of Tekelec Common Stock, of which RSUs covering a total of 34,478 shares were granted to Richard Mace, President and General Manager, Communications Software Solutions Group of Steleus Inc. All such RSUs will vest on October 14, 2005.

     In addition, in connection with the Acquisition, 119 officers and employees of Steleus and its affiliates were granted, pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), employment inducement stock options to purchase a total of 881,550 shares of Tekelec Common Stock, of which options to purchase 200,000 shares were granted to Mr. Mace. All such options have an exercise price equal to the closing sales price per share of Tekelec Common Stock on the Nasdaq National Market on October 14, 2004 (i.e., $17.38) and will vest over a four-year period.

     Steleus provides telecommunications operators with value-added applications having real-time monitoring and management capabilities for legacy and next-generation networks. Prior to the

1

Acquisition, Tekelec and Steleus had collaborated on commercial deployments to telecommunications operators and Tekelec had served as a value added reseller of Steleus products.

     The foregoing description of the Acquisition is qualified in its entirety by reference to (i) the Merger Agreement which is included as an Exhibit in Tekelec’s Current Report on Form 8-K filed with the Commission on September 2, 2004, (ii) the Amendment to the Agreement and Plan of Merger dated as of October 1, 2004 among Tekelec, Buckdanger, Steleus and the former preferred stockholders of Steleus, which Amendment is included as Exhibit 2.1 in this Current Report on Form 8-K, and (iii) the Escrow Agreement dated as of October 14, 2004 among Tekelec, U.S. Bank National Association and the former preferred stockholders of Steleus, which Escrow Agreement is included as Exhibit 2.2 in this Current Report on Form 8-K. The announcement of the closing of the Acquisition is contained in a press release which is included as Exhibit 99.1 in this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

Exhibit
No.	Description
2.1	Amendment to Agreement and Plan of Merger dated as of October 1, 2004 by and among Tekelec, Buckdanger Inc., Steleus Group Inc. and the former preferred stockholders of Steleus Group Inc.

2.2	Escrow Agreement dated as of October 1, 2004 by and among Tekelec, U.S. Bank National Association and the former preferred stockholders of Steleus Group Inc.

99.1	Press Release of Tekelec dated October 14, 2004

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: October 21, 2004	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs and General Counsel

3

EXHIBIT INDEX

         (c) Exhibits

Exhibit
No.	Description
2.1	Amendment to Agreement and Plan of Merger dated as of October 1, 2004 by and among Tekelec, Buckdanger Inc., Steleus Group Inc. and the former preferred stockholders of Steleus Group Inc.

2.2	Escrow Agreement dated as of October 1, 2004 by and among Tekelec, U.S. Bank National Association and the former preferred stockholders of Steleus Group Inc.

99.1	Press Release of Tekelec dated October 14, 2004